As filed with the Securities and Exchange Commission on July 28, 1998
                                                 Registration No. 333-
                  SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549
                            _______________

                               FORM S-3
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            _______________

                   PAREXEL INTERNATIONAL CORPORATION
        (Exact name of registrant as specified in its charter)

     Massachusetts                   8731                   04-2776269
    (State or other           (Primary Standard          (I.R.S. Employer
      Jurisdiction                Industrial          Identification Number)
    of incorporation     Classification Code Number)
     organization)
                            195 WEST STREET
                     Waltham, Massachusetts 02451
                            (781) 487-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        JOSEF H. VON RICKENBACH
            PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                   PAREXEL INTERNATIONAL CORPORATION
                            195 West Street
                     Waltham, Massachusetts 02451
                            (781) 487-9900
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              Copies to:
                        WILLIAM J. SCHNOOR, JR.
                           HEATHER M. STONE
                    TESTA, HURWITZ & THIBEAULT, LLP
                  High Street Tower, 125 High Street
                     Boston, Massachusetts  02110
                            (617) 248-7000
                            _______________

     Approximate Date Of Commencement Of Proposed Sale To The Public:
As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ___

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                    CALCULATION OF REGISTRATION FEE

 Title of   Amount to     Proposed        Proposed      Amount of
  Shares        be         Maximum        Maximum      Registration
  to be     Registered Offering Price    Aggregate        Fee(2)
Registered              Per Share(1)      Offering
                                          Price(1)
Common      255,908       $34.94        $8,941,425.50    $2,637.72
Stock,
$.01 par
value per
share

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
  (2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of Common Stock on the Nasdaq National Market on July 23, 1998.


 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the
   Commission, acting pursuant to said Section 8(a), may determine.

                  PROSPECTUS (Subject to Completion)
                         Dated:  July 28, 1998

                            255,908 Shares
                   PAREXEL INTERNATIONAL CORPORATION
                             Common Stock
     This prospectus relates to the resale of up to 255,908 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of PAREXEL International Corporation ("PAREXEL" or the "Company") by certain selling stockholders of the Company (collectively, the "Selling Stockholders"). The Shares may be sold from time to time by any or all of the Selling Stockholders in brokers' transactions, to market makers or in block placements at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the resale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and resale of the Shares (other than selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholders).

     The Shares include 255,908 shares of Common Stock issued to former stockholders of Kemper-Masterson Inc. ("KMI") in connection with the merger of a wholly-owned subsidiary of the Company with and into KMI pursuant to an Agreement and Plan of Reorganization and Merger dated October 22, 1997, leaving KMI, currently known as KMI/PAREXEL, Inc., a wholly-owned subsidiary of the Company (the "KMI Merger"). The Company has previously registered 290,909 shares of Common Stock issued to certain of the Selling Stockholders pursuant to a registration statement on Form S-3 (File No. 333-44541).

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "PRXL". On July 23, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $34.69 per share.

     See "Risk Factors," on page 7 for information that should be considered by
                        prospective investors.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                          A CRIMINAL OFFENSE.

            The date of this Prospectus is _________, 1998



                         AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Worldwide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved.
The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or through its Worldwide Web site (http://www.sec.gov).

The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to PAREXEL International Corporation, Attention: Investor Relations Department, 195 West Street, Waltham, Massachusetts, 02451, telephone number (781) 487-9900.

PAREXEL is a registered service mark of the Company.


           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-27058):

     1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     3.The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

     4.The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     5.The Company's Current Reports on Form 8-K and 8-K/A dated
       August 7, 1997, October 23, 1997, January 27, 1998, March 1, 1998, March 2, 1998 and April 27, 1998.

     6.The description of the Company's Common Stock, $.01 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act and declared effective on November 21, 1995, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The information required pursuant to Item 11 may be found under the captions "Selected Consolidated Financial Data", "Management's
Discussion and Analysis of Financial Condition and Results of
Operations" and "Consolidated Financial Statements" in the Company's Registration Statement on Form S-3 (Registration No. 333-53941) and is incorporated herein by reference.

                                SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) releases made by the Securities and Exchange Commission. Such information involves risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                              THE COMPANY

PAREXEL International Corporation ("PAREXEL" or the "Company") is a leading contract research organization ("CRO") providing a broad range of knowledge-based product development and product launch services to the worldwide pharmaceutical, biotechnology and medical device industries. The Company's primary objective is to help clients quickly obtain the necessary regulatory approvals of their products and, ultimately, optimize the market penetration of those products. Over the past fifteen years, PAREXEL has developed significant expertise in disciplines supporting this strategy. The Company's service offerings include: clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, performance improvement, industry training and publishing, and other drug development consulting services. The Company believes that its integrated services, therapeutic area depth, and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths.

The Company complements the research and development ("R&D") functions, as well as the marketing functions, of pharmaceutical and biotechnology companies. Through its high quality clinical research and medical marketing services, PAREXEL helps clients maximize the return on their significant investments in research and development by reducing the time and cost of clinically testing their products and launching those products into the commercial marketplace. By outsourcing these types of services, clients are provided with a variable cost alternative to the fixed costs associated with internal drug development and product marketing. Clients no longer need to staff to peak periods, and can benefit from PAREXEL's technical resource pool, broad therapeutic area expertise, global infrastructure designed to expedite parallel, multi-country clinical trials, and other expertise-oriented advisory services focused on accelerating time-to-market.

Headquartered near Boston, Massachusetts, the Company has more than 40 offices throughout 24 countries, and employs approximately 3,500 individuals. The Company has established footholds in the major health care markets around the world, including the United States, Japan, Germany, the United Kingdom ("U.K."), France, Italy, Spain, Sweden, Australia, and Israel.

The CRO industry derives substantially all of its revenue from the pharmaceutical and biotechnology industries. The Company believes that the following trends will cause the CRO industry to continue to grow:
(i) the worldwide research and development expenditures for new drugs, including amounts spent on services of the type provided by CROs, have experienced substantial growth in recent years as a result of pressures to develop new drugs for an aging population and for the treatment of life threatening diseases and chronic disorders; (ii) many pharmaceutical companies, in response to competitive pressures to accelerate time to market and contain costs, have turned to CROs as a means of adding more flexible drug development capacity to accommodate their full product pipelines, thereby shifting fixed costs to variable costs; (iii) pharmaceutical and biotechnology companies increasingly are attempting to maximize profits from a given drug by pursuing regulatory approvals in multiple countries in parallel, rather than sequentially, by outsourcing to CROs with global capabilities; (iv) as regulatory requirements in many jurisdictions have become more complex, the pharmaceutical and biotechnology industries are increasingly outsourcing to certain CROs to take advantage of their regulatory expertise, data management capabilities and global presence; and (v) the growth of the biotechnology industry has increased the demand for expertise and services provided by outside sources, including CROs. There can be no assurance, however, that these trends will result in growth in the CRO industry.

Central to PAREXEL's success has been the Company's focused strategy on building its platform of knowledge in the pursuit of outstanding client service. This includes a focus on its core clinical research business; a focus on continuous process improvement, efficiency gains and leveraging internal expertise, resources and infrastructure; a focus on managing the Company's internal growth while augmenting the Company's knowledge base through strategic acquisitions; a focus on deeply and broadly penetrating key client accounts by offering a full spectrum of clinical development and medical marketing services; and always, a focus on outstanding quality and superior client service.

The Company's service philosophy involves a flexible approach which allows its clients to use the Company's services on an individual or bundled basis. The Company believes its expertise in conducting scientifically demanding trials and its ability to coordinate complicated global trials are significant competitive strengths. The Company continues to devote significant resources to developing innovative methodologies and sophisticated information systems designed to allow the Company to more effectively manage its business operations and deliver services to its clients. The Company has executed a focused growth strategy embracing internal expansion and strategic acquisitions to expand or enhance the Company's portfolio of services, geographic presence, therapeutic area knowledge, information technology, and client relationships.

The Company was incorporated in The Commonwealth of Massachusetts in 1983. Unless the context otherwise requires, the terms "PAREXEL" and "the Company" refer to PAREXEL International Corporation and its subsidiaries. The Company's principal executive offices are located at 195 West Street, Waltham, Massachusetts 02451, and its telephone number is (781) 487-9900.

                            USE OF PROCEEDS

The Company will not receive any proceeds from the resale of the Shares of Common Stock by the Selling Stockholders hereunder. See "Selling Stockholders" and "Plan of Distribution." The principal purpose of this offering is to effect an orderly disposition of the Selling Stockholders' Shares.

                             RISK FACTORS

In addition to the other information in this Registration Statement, the following risk factors should be considered carefully in evaluating the Company and its business. Information provided by the Company from time to time may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) in releases made by the Securities and Exchange Commission (the "SEC"). These risk factors are being provided pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act.

Loss or Delay of Large Contracts. Most of the Company's contracts are terminable upon 60 to 90 days' notice by the client. Clients terminate or delay contracts for a variety of reasons, including, among others, the failure of products being tested to satisfy safety requirements, unexpected or undesired clinical results of the product, the client's decision to forego a particular study, such as for economic reasons, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. In addition, the Company believes that cost-containment and competitive pressures have caused pharmaceutical companies to apply more stringent criteria to the decision to proceed with clinical trials and therefore may result in a greater willingness of these companies to cancel contracts with CROs. The loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on the financial performance of the Company.

Variability of Quarterly Operating Results. The Company's quarterly operating results have been subject to variation, and will continue to be subject to variation, depending upon factors such as the initiation, progress, or cancellation of significant projects, exchange rate fluctuations, the mix of services offered, the opening of new offices and other internal expansion costs, the costs associated with integrating acquisitions and the startup costs incurred in connection with the introduction of new products and services. Because a high percentage of the Company's operating costs are relatively fixed, variations in the initiation, completion, delay or loss of contracts, or in the progress of client projects can cause material adverse variations in quarterly operating results.

Dependence on Certain Industries and Clients. The Company's revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. The Company's operations could be materially and adversely affected by general economic downturns in its clients' industries, the impact of the current trend toward consolidation in these industries or any decrease in research and development expenditures. Furthermore, the Company has benefited to date from the increasing tendency of pharmaceutical companies to outsource large clinical research projects. A reversal or slowing of this trend would have a material adverse effect on the Company. In fiscal 1997, 1996, and 1995, and the nine months ended March 31, 1998, the Company's top five clients accounted for 36%, 29%, 17%, and 34%, respectively, of the Company's consolidated net revenue. In fiscal 1997, 1996, and 1995, no single customer accounted for more than 10% of net revenue; however, one client accounted for 13% and 12% of consolidated net revenue for the three months and the nine months ended March 31, 1998. The loss of business from a significant client could have a material adverse effect on the Company.

Management of Business Expansion; Need for Improved Systems; Assimilation of Foreign Operations. The Company's business and operations have experienced substantial expansion over the past 15 years. The Company believes that such expansion places a strain on operational, human and financial resources. In order to manage such expansion, the Company must continue to improve its operating, administrative and information systems, accurately predict its future personnel and resource needs to meet client contract commitments, track the progress of ongoing client projects and attract and retain qualified management, professional, scientific and technical operating personnel. Expansion of foreign operations also may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. In the event that the operation of an acquired business does not live up to expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. Failure by the Company to meet the demands of and to manage expansion of its business and operations could have a material adverse effect on the Company's business.

Risks Associated with Acquisitions. The Company has made a number of acquisitions and will continue to review future acquisition opportunities. In particular, the Company has recently made several substantial acquisitions. No assurances can be given that acquisition candidates will continue to be available on terms and conditions acceptable to the Company. Acquisitions involve numerous risks, including, among other things, difficulties and expenses incurred in connection with the acquisitions and the subsequent assimilation of the operations and services or products of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. In the event that the operations of an acquired business do not live up to expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. In fiscal 1993 and 1995, the Company's results of operations were materially and adversely affected by write-offs associated with the Company's acquired German operations. There can be no assurance that any acquisition will be successfully integrated into the Company's operations.

Dependence on Government Regulation. The Company's business depends on the comprehensive government regulation of the drug development process. In the United States, the general trend has been in the direction of continued or increased regulation, although the FDA recently announced regulatory changes intended to streamline the approval process for biotechnology products by applying the same standards as are in effect for conventional drugs. In Europe, the general trend has been toward coordination of common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Japan also legislated GCP and legitimatized the use of CRO's in April 1997. Changes in regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, as well as anticipated regulation, could materially and adversely affect the demand for the services offered by the Company. In addition, failure on the part of the Company to comply with applicable regulations could result in the termination of ongoing research or the disqualification of data, either of which could have a material adverse effect on the Company.

Competition; CRO Industry Consolidation. The Company primarily competes against in-house departments of pharmaceutical companies, full service CROs, and, to a lesser extent, universities, teaching hospitals and other site organizations. Some of these competitors have greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of services, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators and patients, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. PAREXEL believes that it competes favorably in these areas. There can be no assurance that the Company will be able to compete favorably in these areas.

The CRO industry is fragmented, with participants ranging from several hundred small, limited-service providers to several large, full-service CROs with global operations. Large CROs against whom PAREXEL competes include Quintiles Transnational Corporation, Covance Inc., IBAH, Inc., Pharmaceutical Product Development, Inc. and ClinTrials Research, Inc. The trend toward CRO industry consolidation has resulted in heightened competition among the larger CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry as well pharmaceutical companies outsourcing to a fewer number of preferred CROs has led to heightened competition for CRO contracts.

Potential Volatility of Stock Price. The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, market conditions in the industry, prospects of health care reform, changes in government regulation and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. Because the Company's Common Stock currently trades at a relatively high price-earnings multiple, due in part to analysts' expectations of continued earnings growth, even a relatively small shortfall in earnings from, or a change in, analysts' expectations may cause an immediate and substantial decline in the Company's stock price. Investors in the Company's Common Stock must be willing to bear the risk of such fluctuations in earnings and stock price.

Potential Adverse Impact of Health Care Reform. Numerous governments have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. In the last several years, several comprehensive health care reform proposals were introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals were adopted, health care reform may again be addressed by the U.S. Congress. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to the Company. Management is unable to predict the likelihood of health care reform proposals being enacted into law or the effect such law would have on the Company.

Many European governments have also reviewed or undertaken health care reform. For example, German health care reform legislation implemented in January 1993 contributed to an estimated 15% decline in German pharmaceutical industry sales in calendar 1993 and led several clients to cancel contracts with the Company. Subsequent to these events, in the third quarter of fiscal 1993, the Company restructured its German operations and incurred a restructuring charge of approximately $3.3 million. In addition, in the third quarter of fiscal 1995, the Company's results of operations were affected by a non-cash write-down due to the impairment of long-lived assets of PAREXEL GmbH, the Company's German subsidiary, of approximately $11.3 million. The Company cannot predict the impact that any pending or future health care reform proposals may have on the Company's business in Europe.

Dependence on Personnel; Ability to Attract and Retain Personnel. The Company relies on a number of key executives, including Josef H. von Rickenbach, its President, Chief Executive Officer and Chairman, upon whom the Company maintains key man life insurance. Although the Company has entered into agreements containing non-competition restrictions with its senior officers, the Company does not have employment agreements with certain of these persons and the loss of the services of any of the Company's key executives could have a material adverse effect on the Company.

The Company's performance also depends on its ability to attract and retain qualified professional, scientific and technical operating staff. The level of competition among employers for skilled personnel, particularly those with M.D., Ph.D. or equivalent degrees, is high. There can be no assurance the Company will be able to continue to attract and retain qualified staff.

Potential Liability; Possible Insufficiency of Insurance. Clinical research services involve the testing of new drugs on consenting human volunteers pursuant to a study protocol. Such testing involves a risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and are at risk of further illness or death. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage, or if the indemnity, although applicable, is not performed in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance. In addition, there can be no assurance that such insurance will continue to be available on terms acceptable to the Company.

Adverse Effect of Exchange Rate Fluctuations. Approximately 42% of the Company's net revenue for fiscal 1997, 48% for fiscal 1996, 51% for fiscal 1995, and 38% for the nine months ended March 31, 1998, were derived from the Company's operations outside of North America. Since the revenue and expenses of the Company's foreign operations are generally denominated in local currencies, exchange rate fluctuations between local currencies and the United States dollar will subject the Company to currency translation risk with respect to the results of its foreign operations. To the extent the Company is unable to shift to its clients the effects of currency fluctuations, these fluctuations could have a material adverse effect on the Company's results of operations. The Company does not currently hedge against the risk of exchange rate fluctuations.

Anti-Takeover Provisions; Possible Issuance of Preferred Stock. The Company's Restated Articles of Organization and Restated By-Laws contain provisions that may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the market price of the Common Stock and could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.


                         SELLING STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of the Shares as of July 23, 1998 and the number of Shares which may be offered by or for the account of the Selling Stockholders or their transferees or distributes from time to time. Because the Selling Stockholders may sell all or any part of their Shares pursuant to this Prospectus, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders upon termination of this offer. See "Plan of Distribution."

                         Shares Owned   Shares Offered    Shares Owned
                          Before         Pursuant          After
                       The Offering       to the            The
                                        Prospectus        Offering
                                                            (1)
Selling Stockholders    Number     Percent(2) Number     Percent(2)   Number    Percent

Clarence A. Kemper      229,939    *          115,669       *         114,270     *
Michael Masterson       146,038    *          80,519        *          65,519     *
Mark A. Lester          30,017     *          26,009        *           4,008     *
Ronald F. Tetzlaff      34,017     *          26,009        *           8,008     *
Alan R. Parenteau       5,879      *          2,889         *           2,990     *
Jon R. Voss             2,890      *          2,889         *               1     *
Warren Handren          962        *            962         *               0     *
David Hyde              962        *            962         *               0     *
              Total:  450,704   1.83%        255,908     1.04%        194,796  .08%



*Less than 1% of the outstanding Common Stock.
(1) Assuming all of the Shares owned by each Selling Stockholder and offered pursuant to this Prospectus are sold.
(2) As of July 23, 1998, there were 24,646,372 Common Stock outstanding.

None of the Selling Stockholders has had any material relationship with the Company or any of its affiliates within the past three years except as described below.

Each of Clarence A. Kemper, P. Michael Masterson, Mark A. Lester, Ronald F. Tetzlaff, Alan R. Parenteau, Jon Voss, Warren Handren and David Hyde (the "KMI Stockholders") acquired his Shares in connection with the merger of KMI Acquisition Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Company, with and into Kemper-Masterson, Inc., a Delaware corporation ("KMI") (the "KMI Merger"), pursuant to an Agreement and Plan of Reorganization and Merger dated October 22, 1997 by and among KMI, KMI Acquisition Corporation, the Company and the KMI Stockholders (the "Merger Agreement"). Pursuant to the terms of a Registration Rights Agreement dated December 1, 1997 by and among the KMI Stockholders and the Company, 290,909 of the 581,817 shares of Common Stock issued to the KMI Stockholders in connection with the KMI Merger are currently registered pursuant to a registration statement on Form S-3 (File No. 333-44541). The remaining 255,908 shares of Common Stock currently owned by the KMI Stockholders are being offered hereby. Such rights are more fully described in the Registration Rights Agreement incorporated by reference as Exhibit 4.3 herein.

An aggregate of 25,297 shares of Common Stock issued to the KMI Stockholders are being held in escrow pursuant to the Merger Agreement until the earlier of (i) December 1, 1998 or (ii) the delivery of an audit report relating to the Company's financial statements for the fiscal year ended June 30, 1998. These shares will be used to satisfy any indemnification claims which may be brought by the Company based upon a breach of the representations or warranties of KMI or the KMI Stockholders as set forth in the Merger Agreement. Each of the KMI Stockholders has sole authority to hold or dispose of, and to vote all securities held by him, including those shares held in escrow by the Company but issued in the name of the KMI Stockholder. Other than Mr. Parenteau, who is now employed by the Company, each of the KMI Stockholders is presently employed by KMI in its capacity as a wholly-owned subsidiary of the Company, including Mr. Masterson, who serves as KMI's President. The KMI Merger was accounted for as a pooling of interests for financial accounting purposes.

Each of the Selling Stockholders represented to the Company, in connection with the completion of the KMI Merger, that he was acquiring the Shares from the Company without any present intention of effecting a distribution of those Shares. In recognition of the fact that the Selling Stockholders may want to be able to sell their shares when they consider appropriate, the Company agreed to file with the Commission a Registration Statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) to permit the public sale of the Shares by the Selling Stockholders from time to time and to use its commercially reasonable efforts to keep the Registration Statement effective until the earlier of the sale of all of the Shares pursuant to this Registration Statement or December 1, 1998. The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep it effective until the earlier of the sale of all Shares pursuant to the Registration Statement or until December 1, 1998.

Pursuant to the Registration Rights Agreement by and between the Company and each of the Selling Stockholders (the "Registration Rights Agreement"), the Company has agreed to bear all expenses in connection with the registration and resale of the Shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders). See "Plan of Distribution." The Registration Rights Agreement provides that the Company will indemnify the Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the Registration Statement or any omission of a material fact required to be stated therein, unless such statement or omission was made in reliance upon written information furnished to the Company by the Selling Stockholder. Similarly, the Registration Rights Agreement provides that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholder.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                     DESCRIPTION OF CAPITAL STOCK

The current authorized capital stock of the Company is 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

Common Stock

As of July 23, 1998, there were 24,646,372 shares of Common Stock outstanding and held of record by 141 stockholders.

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. There are no shares of Preferred Stock outstanding. The Company has no present plans to issue any shares of Preferred Stock.

Massachusetts Law and Certain Provisions of the Company's Restated Articles of Organization and By-Laws

The Company believes that it has more than 200 beneficial stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or
(iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with its affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. . There are no shares of Preferred Stock outstanding. The Company may at any time elect not to be governed by Chapter 110F by vote of a majority of its stockholders, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

The Massachusetts Business Corporation Law generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statute's coverage. By vote of the Board of Directors, the Company has elected to opt out of the classified board provisions of this statute and has adopted separate classified Board provisions in its Restated Articles of Organization.

The Company's By-Laws include a provision that excludes the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's By-Laws at any time to subject the Company to this statute prospectively.

The Company's By-Laws require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. A notice by a stockholder of a planned nomination must be given not less than 60 and not more than 90 days prior to a scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

The By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 60 and not more than 90 days prior to the scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. The By-Laws require the Company to call a special stockholders' meeting at the request of stockholders holding at least 33 1/3% of the voting power of the Company.

The Company's Restated Articles of Organization include provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law. Additionally, the Company's Restated Articles of Organization provide that the Company shall indemnify each person who is or was a director or officer of the Company, and each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The Restated Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of the Company's property and assets and the merger or consolidation of the Company into or with any other corporation, may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Restated Articles of Organization have been met.

Certain of the provisions of the Restated Articles of Organization and By-Laws discussed above would discourage or make more difficult a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the Restated Articles of Organization and By-Laws are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.




Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is BankBoston,
N.A.

                         PLAN OF DISTRIBUTION

The Shares offered hereby may be sold from time to time by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the Shares.

Resales of the Shares by the Selling Stockholders are not subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. The Shares offered by each Selling Stockholder may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Such sales may be effected in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the Shares may then be listed.
The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) in negotiated transactions, and (e) through other means. The Selling Stockholders may effect such transactions by selling Shares through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the Shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the Shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act, in connection with such sales.

The Company intends to maintain the effectiveness of this Prospectus until October 22, 1998 or such period as is required to satisfy the Company's obligations under the Registration Rights Agreements by and among the Selling Stockholders and the Company; provided, however, that the rights of the Selling Stockholders to resell the Shares pursuant to this Registration Statement may be suspended by the Company under certain circumstances, as set forth in the Registration Rights Agreements.

The Company will inform the Selling Stockholders that the antimanipulation rules under the Securities Exchange Act of 1934 (Regulation M - Rule 102) may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

Any Shares covered by the Prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The Common Stock is quoted on the Nasdaq National Market under the symbol "PRXL."

                             LEGAL MATTERS

Certain legal matters with respect to the issuance of the Shares are being passed upon for the Company and the Selling Stockholders by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                EXPERTS

The consolidated financial statements of the Company as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 included in this Prospectus, except as they relate to PPS Europe Limited, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to PPS Europe Limited, by Grant Thornton, independent accounts, whose report thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of said firms as experts in auditing and accounting.



No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company, any of the selling stockholders or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                       _________________________

                           TABLE OF CONTENTS


                                   PAGE

Available Information
Incorporation of Certain Information
 by Reference
The Company
Risk Factors
Use of Proceeds
Selected Supplemental Consolidated
  Financial Data
Management's Discussion and
  Analysis of Financial Condition
Selling Stockholders
Description of Capital Stock
Plan of Distribution
Legal Matters
Experts
Index to Supplemental Consolidated
   Financial Statements







                            255,908 Shares



                   PAREXEL INTERNATIONAL CORPORATION


                             Common Stock






                        _______________________

                              PROSPECTUS

                                , 1998

                       ________________________































                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Estimated expenses payable in connection with the sale of the Common Stock offered hereby are as follows:

        SEC Registration fee                    $   2,638
        Nasdaq Additional Listing fee              13,637
        Legal fees and expenses                    20,000
        Accounting fees and expenses               15,000
                                        Total   $  51,275

     The Company will bear all expenses shown above. All amounts other than the SEC Registration fee and the Nasdaq Additional Listing fee are estimated solely for the purpose of this offering.

Item 15.  Indemnification of Directors and Officers.

     Article 6 of the Company's Restated Articles of Organization provides that the Company shall indemnify each person who is or was a director or officer of the Company, and each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

     Reference is hereby made to Section 10 of the Registration Rights Agreement filed as Exhibit 4.3 to this Registration Statement, for a description of indemnification arrangements between the Company and the Selling Stockholders, pursuant to which the Selling Stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.  Exhibits.

     Exhibits:

         4.1   Specimen certificate representing the Common
               Stock (filed as Exhibit 4.1 to Registrant's
               Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by reference).
         4.2   Agreement and Plan of Reorganization and
               Merger dated as of October 22, 1997 by and among the Company, Kemper-Masterson, Inc., KMI Acquisition Corporation, Clarence A. Kemper, P. Michael Masterson, Mark A. Lester, Ronald F. Tetzlaff, Alan R. Parenteau, Jon Voss, Warren Handren and David Hyde (filed as
               Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (File No. 333-44541) and incorporated herein by reference).
         4.3   Registration Rights Agreement dated as of
               December 1, 1997 by and among the Company and each of Clarence A. Kemper, P. Michael Masterson, Mark A. Lester, Ronald F. Tetzlaff, Alan R. Parenteau, Jon Voss, Warren Handren and David Hyde (filed as Exhibit
               4.3 to the Registrant's Registration Statement on Form S-3 (File No. 333-44541) and incorporated herein by reference).
         5.1   Opinion of Testa, Hurwitz & Thibeault, LLP.
        23.1   Consent of PricewaterhouseCoopers LLP.
        23.2   Consent of Grant Thornton
        23.3   Consent of Testa, Hurwitz & Thibeault, LLP
               (included in Exhibit 5.1).
        24.1 Power of Attorney (included as part of the signature page to this Registration Statement).


Item 17. Undertakings.

(a)  The undersigned Registrant hereby undertakes:
        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              SIGNATURES
         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waltham, Commonwealth of Massachusetts on July 28, 1998.


                             PAREXEL INTERNATIONAL CORPORATION

                             By:/s/Josef H. von Rickenbach
                               Josef H. von Rickenbach
                               President, Chief Executive Officer
                               and Chairman

                   POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of PAREXEL International Corporation, hereby severally constitute and appoint Josef H. von Rickenbach, William T. Sobo, Jr. and William J. Schnoor, Jr., and each of them singly, as true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to this Registration Statement on Form S-3, and generally to do all things in our names and on our behalf in such capacities to enable PAREXEL International Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                   Title(s)                     Date

/s/Josef H. von Rickenbach President, Chief Executive   July 28, 1998
                           Officer and Chairman
Josef H. von Rickenbach   (principal executive
                          officer)
/s/William T. Sobo, Jr.
William T. Sobo, Jr.      Senior Vice President and    July 28, 1998
                          Treasurer (principal
                          financial and accounting
                          officer)

 /s/A. Dana Callow, Jr.   Director                     July 28, 1998
A. Dana Callow, Jr.


/s/A. Joseph Eagle        Director                     July 28, 1998
A. Joseph Eagle

 /s/Patrick J. Fortune    Director                     July 28, 1998
Patrick J. Fortune

/s/Werner M. Herrmann     Director                     July 28, 1998
Werner M. Herrmann

                          Director                     July __, 1998
Serge Okun

 /s/James A. Saalfield    Director                     July 28, 1998
James A. Saalfield


                             EXHIBIT INDEX

Exhibit No.    Description of Exhibit

4.1            Specimen certificate representing the Common
               Stock (filed as Exhibit 4.1 to Registrant's
               Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by reference).

4.2            Agreement and Plan of Reorganization and
               Merger dated as of October 22, 1997 by and among the Company, Kemper-Masterson, Inc., KMI Acquisition Corporation, Clarence A. Kemper, P. Michael Masterson, Mark A. Lester, Ronald F. Tetzlaff, Alan R. Parenteau, Jon Voss, Warren Handren and David Hyde (filed as
               Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (File No. 333-44541) and incorporated herein by reference).

4.3            Registration Rights Agreement dated as of
               December 1, 1997 by and among the Company and each of Clarence A. Kemper, P. Michael Masterson, Mark A. Lester, Ronald F. Tetzlaff, Alan R. Parenteau, Jon Voss, Warren Handren and David Hyde (filed as Exhibit
               4.3 to Registrant's Registration Statement on Form S-3 (File No. 333-44541) and incorporated herein by reference).

5.1            Opinion of Testa, Hurwitz & Thibeault, LLP.
23.1           Consent of PricewaterhouseCoopers LLP.
23.2           Consent of Grant Thornton
23.3           Consent of Testa, Hurwitz & Thibeault, LLP
               (included in Exhibit 5.1).
24.1 Power of Attorney (included as part of the signature page to this Registration Statement).





















                              EXHIBIT 5.1

















                                   July 27, 1998


PAREXEL International Corporation
195 West Street
Waltham, MA 02451

     RE:   Registration Statement on Form S-3
           Relating to 255,908 shares of Common Stock

Dear Sir or Madam:

     We are counsel to PAREXEL International Corporation, a Massachusetts corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), covering the resale to the public of up to 255,908 shares of the Company's Common Stock, $.01 par value per share, by certain stockholders of the Company (the "Shares").

     We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."



                                   Very truly yours,


                                   /s/ Testa, Hurwitz & Thibeault, LLP


                                   Testa, Hurwitz & Thibeault, LLP























                             EXHIBIT 23.1

















                                                          Exhibit 23.1

                  CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated August 6, 1997, except as to Notes 3 and 16 and the effects of the poolings of interests with Kemper-Masterson, Inc., PPS Europe Limited, and MIRAI BV, which are as of March 1, 1998, which appear in the Prospectus constituting part of the Registration Statement on Form S-3 dated May 29, 1998. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data."


PRICEWATERHOUSE COOPERS LLP


Boston, Massachusetts
July 28, 1998


                                                          Exhibit 23.2

                  CONSENT OF INDEPENDENT ACCOUNTANTS

                                                        GRANT THORNTON



We have issued our report dated February 6, 1998, accompanying the financial statements of PPS Europe Limited and Subsidiaries, as of and for the two years ended November 30, 1997 incorporated by reference in this Registration Statement on Form S-3 of PAREXEL International Corporation. We consent to the incorporated by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts".



GRANT THORNTON


London, United Kingdom
July 28, 1998